As filed with the Securities and Exchange Commission on March 4, 2025
Registration No. 333-252321
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-11
ON FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MODIV INDUSTRIAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	2195 South Downing Street Denver, Colorado 80210 (888) 686-6348	47-4156046
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Aaron S. Halfacre
President and Chief Executive Officer
Modiv Industrial, Inc.
2195 South Downing Street
Denver, Colorado 80210
(888) 686-6348
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Andrew P. Campbell
Ryan J. Adams
Morrison & Foerster LLP
2100 L Street, NW, Suite 900
Washington, D.C. 20037
(202) 887-1500
Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE
This post-effective amendment No. 3 to Form S-11 on Form S-3 (this “Post-Effective Amendment”) of Modiv Industrial, Inc. (the “Company”) constitutes a post-effective amendment to the Company’s registration statement originally filed on Form S-3 (Registration No. 333-252321) (the “Original Registration Statement”). The Original Registration Statement was effective immediately upon filing on January 22, 2021. On March 12, 2024, the Company converted the Original Registration Statement from Form S-3 to Form S-11. This Post-Effective Amendment is being filed for the purpose of converting the registration statement on Form S-11 into a registration statement on Form S-3. This Post-Effective Amendment includes an aggregate of 4,000,000 shares of Class C common stock to be issued pursuant to the Company’s Distribution Reinvestment Plan, 499,301 of which have already been issued as of the date of this Post-Effective Amendment. No additional securities are being registered on this Post-Effective Amendment. All applicable registration fees were paid in connection with the initial filing of the Original Registration Statement.

Prospectus

Modiv Industrial, Inc.

Distribution Reinvestment Plan
4,000,000 Shares of Class C Common Stock
Modiv Industrial, Inc. is an internally-managed Maryland corporation with publicly-traded shares of Class C common stock, par value $0.001 per share (the “Class C common stock”), and 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (the “Series A preferred stock”), and has operated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with the year ended December 31, 2016. We acquire, own and manage a portfolio of single-tenant net-lease properties throughout the United States, with a focus on critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. As of December 31, 2024, we also owned four non-core, legacy retail and office real estate properties, and are gradually reducing our non-core exposure, subject to market conditions, as we further our focus as a pure-play industrial manufacturing REIT. Modiv seeks to provide investors access to MOnthly DIVidends through a durable portfolio of real estate investments designed to generate both current income and long-term growth. Except where the context suggests otherwise, the terms “Modiv,” the “Company,” “we,” “us” and “our” refer to Modiv Industrial, Inc.
We have established a Second Amended and Restated Distribution Reinvestment Plan (the “DRIP”) for our Class C common stock designed to provide existing holders of shares of our Class C common stock with a method to designate the cash distributions paid in connection with their shares for reinvestment in additional shares of Class C common stock through the DRIP. Some of the significant features of the DRIP are as follows:
•	Our current stockholders may purchase additional shares, if desired, by automatically reinvesting their cash distributions in shares under the DRIP.
•
The purchase price for shares under the DRIP depends on whether we issue new shares to DRIP participants or we or any third-party administrator obtains shares to be issued to DRIP participants by purchasing them in the open market. The purchase price for shares issued directly by us will be 95% (or such other discount as may then be in effect) of the Market Price (as defined below) of our Class C common stock. This discount is subject to change from time to time, in our sole discretion, but will be between 0% to 5% of the Market Price. We will advise DRIP participants through a press release of any change in the applicable discount at least 30 days prior to the effective date of the change. The purchase price for Class C common stock that we or any third-party administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the “average price per share” (as described below) actually paid for such shares, excluding any processing fees. We are not required to provide any notice to DRIP participants as to the source of the Class C common stock to be issued under the DRIP.

•
Record owners may join the DRIP by completing and signing an enrollment form and returning it to the administrator, or by following the enrollment procedures specified on the administrator’s website at www.computershare.com/investor. Enrollment forms may be obtained at any time by written request, by contacting the administrator at the address and telephone number provided herein, or via the internet at the administrator’s website at www.computershare.com/investor. If you are already enrolled in the DRIP, no action is required.

•	Participants may terminate participation in the DRIP at any time without penalty by notifying our appointed third-party DRIP administrator.
•
We will offer shares pursuant to the DRIP until we sell all $100,000,000 of shares of our Class C common stock in this offering, the proposed maximum aggregate offering price of this offering; provided, however, that our board of directors may amend, suspend or terminate the DRIP for any reason by providing ten days’ notice to participants in the plan.

•	Cash distributions are still taxable even though they will be reinvested in shares pursuant to the DRIP.
•
You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, together with all of the other information contained in or incorporated by reference in this prospectus, before making an investment decision.

We have appointed Computershare Trust Company, N.A. to serve as the administrator of the DRIP.
Our Class C common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “MDV.” On March 3, 2025, the last sale price of our Class C common stock as reported on the NYSE was $15.55 per share.
The Offering:

	Number of Shares Being Offered	Offering Price Per Share	Maximum Proceeds (Before Expenses)
Class C common stock, $0.001 par value per share	4,000,000	$ (1)	$100,000,000

(1)
The purchase price for shares under the DRIP depends on whether we issue new shares to DRIP participants or we or any third-party administrator obtains shares to be issued to DRIP participants by purchasing them in the open market. The purchase price for shares issued directly by us will be 95% (or such other discount as may then be in effect) of the Market Price of our Class C common stock. This discount is subject to change from time to time, in our sole discretion, but will be between 0% to 5% of the Market Price. We will advise DRIP participants through a press release of any change in the applicable discount at least 30 days prior to the effective date of the change. The purchase price for Class C common stock that we or any third-party administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid for such shares, excluding any processing fees. We are not required to provide any notice to DRIP participants as to the source of the Class C common stock to be issued under the DRIP.

Investing in our Class C common stock involves risks. Before investing in our Class C common stock, you should carefully read the entire prospectus and the documents incorporated by reference herein, including the section of this prospectus entitled “Risk Factors” beginning on page 4 and the risks set forth under the caption “Item 1A. Risk Factors” section of our most recently filed Annual Report on Form 10-K, as well as additional risks that may be described in future reports or information that we file with the Securities and Exchange Commission (the “SEC”), including our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.
Neither the SEC nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted. Modiv Industrial, Inc. is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and is not subject to regulation thereunder.
The date of this prospectus is March 4, 2025

i

PROSPECTUS SUMMARY
Modiv Industrial, Inc.
Modiv Industrial, Inc. is a Maryland corporation, incorporated on May 15, 2015, that elected to be treated as a REIT for U.S. federal income tax purposes beginning with its taxable year ended December 31, 2016, and intends to continue to qualify to be taxed as a REIT. Our primary investment objectives are:
•	to provide attractive growth in adjusted funds from operations and sustainable cash distributions;
•	to realize appreciation from proactive investment selection and management;
•	to provide future opportunities for growth and value creation; and
•	to provide an investment alternative for stockholders seeking to allocate a portion of their long-term investment portfolios to industrial manufacturing real estate.
Our principal executive offices are located at 2195 South Downing Street, Denver, Colorado 80210. Our telephone number and website address are (888) 686-6348 and http://www.modiv.com, respectively. The contents of our website are not incorporated by reference in or otherwise a part of this prospectus.
We acquire, own and manage a portfolio of single-tenant net-lease properties throughout the United States, with a focus on critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. As of December 31, 2024, we also owned four non-core, legacy retail and office real estate properties, and are gradually reducing our non-core exposure, subject to market conditions, as we further our focus as a pure-play industrial manufacturing REIT. Modiv seeks to provide investors access to MOnthly DIVidends through a durable portfolio of real estate investments designed to generate both current income and long-term growth.
We own and will make acquisitions of our real estate investments through special purpose limited liability companies which are wholly-owned subsidiaries of our Operating Partnership or indirectly through limited liability companies or limited partnerships, including through other REITs, or through investments in joint ventures, partnerships, tenants-in-common, co-tenancies or other co-ownership arrangements with other owners of properties through special purpose limited liability companies which are wholly-owned subsidiaries of our Operating Partnership. We are structured as an umbrella partnership REIT under which substantially all of our business is conducted and of which we are the sole general partner and own approximately 83% of the interests as of February 28, 2025. As the sole general partner, we have the exclusive power to manage and conduct the business of the Operating Partnership.
As of December 31, 2024, we owned 43 properties, including one property held for sale and a tenant-in-common real estate investment (an approximate 72.7% interest in a 91,740 square foot industrial property located in Santa Clara, California).
Our Management
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. As of the date of this prospectus, we have a board of directors comprised of five members, a majority of whom are independent directors.
Our REIT Status
As a REIT, we generally will not be subject to federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income (computed without regard to the dividends paid deduction and excluding net capital gains). If we fail to maintain our qualification as a REIT in any year, we will be subject to tax on our taxable income at regular corporate rates. In addition, we will not be able to deduct distributions paid to our stockholders in any year in which we fail to maintain our qualification as a REIT. We also will be disqualified for the four taxable years following the year during which qualification was lost, unless we are entitled to relief under specific statutory provisions. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Terms of the Offering
Pursuant to this prospectus, we are offering up to $100,000,000 in shares of our Class C common stock to our existing stockholders pursuant to the DRIP. The per share purchase price for Class C shares under the DRIP depends on whether we issue new shares to DRIP participants or we or any third-party administrator obtains shares to be issued to DRIP participants by purchasing them in the open market. The purchase price for shares issued directly by us will be 95% (or such other discount as may then be in effect) of the Market Price of our Class C common stock. This discount is subject to change from time to time, in our sole discretion, but will be between 0% to 5% of the Market Price. We will advise DRIP participants through a press release of any change in the applicable discount at least 30 days prior to the effective date of the change. The purchase price for Class C common stock that we or any third-party administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid for such shares, excluding any processing fees. We are not required to provide any notice to DRIP participants as to the source of the Class C common stock to be issued under the DRIP.
Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the DRIP purchase price for new shares of Class C common stock issued directly by us, “Market Price” is equal to the average of the daily high and low sales prices, computed to four (4) decimal places on a daily basis, of our Class C common stock on the NYSE during the five (5) days on which the NYSE is open and for which trades in our Class C common stock are reported immediately preceding the date shares are issued pursuant to the DRIP, or, if no trading occurs in our Class C common stock on one or more of such days, for the five (5) days immediately preceding such DRIP issuance date for which trades are reported. In the event there is no trading in the Class C common stock, or if for any reason we or any third-party administrator have difficulty in determining the price of shares to be issued under the DRIP, then we, in consultation with any third-party administrator, will use such other public report or sources as we deem appropriate to determine the market price.
For purposes of the calculation of the DRIP purchase price for Class C common stock purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed up to six (6) decimal places, for all of the Class C common stock purchased with all DRIP participants’ reinvested distributions.
Administrator’s Control of Purchase Terms. When open market purchases are made by a third-party administrator, these purchases may be made on any securities exchange where our Class C common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the third-party administrator agrees. We do not, and DRIP participants will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the third-party administrator. However, when open market purchases are made by such administrator, the administrator will use its reasonable efforts to purchase the shares at the lowest possible price. We have appointed Computershare Trust Company, N.A. to serve as the administrator of the DRIP, although we may utilize a different third-party administrator at our discretion.
You will pay a $0.05 per share processing fee for each share of Class C common stock purchased through the DRIP. We will pay all other costs of administration of the DRIP. However, if you request that the administrator sell all or any portion of your shares, you will incur fees as described under “Summary of Our Distribution Reinvestment Plan - Selling Shares Acquired Under the DRIP” below.
We will offer shares under the DRIP pursuant to this prospectus until we sell all $100,000,000 of shares of Class C common stock in this offering; provided, however, that our board of directors may amend, suspend or terminate the DRIP for any reason by providing ten days’ notice to participants in the plan.
Distribution Reinvestment Plan
This prospectus describes the DRIP, which is designed to offer our existing stockholders a method for purchasing additional shares of our Class C common stock by reinvesting cash distributions. Regardless of your participation in our DRIP, you will be taxed on your distributions to the extent they constitute taxable income, and participation in our DRIP would mean that you will have to rely solely on sources other than distributions from which to pay such taxes. As a result, you may have a tax liability without receiving cash distributions to pay such liability. We may amend, suspend or terminate the DRIP in our discretion at any time upon ten days’ notice to plan participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate mailing to the participants.
We have appointed Computershare Trust Company, N.A. to serve as the administrator of the DRIP, although we may utilize a different third-party administrator at our discretion. Certain of the administrative support to the Administrator may be performed by its designated affiliates.
Use of Proceeds
The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate, capital expenditures, tenant improvement costs and leasing costs related to our real estate properties, reserves required by financings of our real estate investments, and the repayment of debt.
Incorporation by Reference
This prospectus incorporates by reference several documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, as well as all future documents we will file pursuant to certain sections of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These documents contain information about us which supplements the information in this prospectus. See “Incorporation of Certain Information by Reference.”

RISK FACTORS
You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of our most recent Quarterly Report on Form 10-Q, which are incorporated by reference in this prospectus, together with all of the other information contained in or incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act, before making an investment decision.
Risks Related to the DRIP
You will not know the price of the Class C common stock you are purchasing under the DRIP at the time you elect to have your distributions reinvested, and you may not be able to direct the time or price at which the Class C common stock you hold in your DRIP account is sold.
The price of our Class C common stock may fluctuate between the time you decide to purchase Class C common stock under the DRIP and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.
We have appointed Computershare Trust Company, N.A. to serve as the administrator of the DRIP. If you instruct the administrator to sell shares of Class C common stock that you hold in your DRIP account, you will not be able to direct the time or price at which such shares of Class C common stock are sold. The price of our Class C common stock may decline between the time you decide to sell shares of Class C common stock and the time of actual sale.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the information in this prospectus contains forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our business and industry. You can generally identify forward-looking statements by our use of forward-looking terminology, such as “may,” “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” “would,” “could,” “should” and variations of these words and similar expressions. Discussions containing these forward-looking statements may be found, among other places, in the “Use of Proceeds” section of this prospectus and the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC, as well as any similar statements contained in future Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K which are hereby incorporated by reference upon their subsequent filing with the SEC. These forward-looking statements are or will be, as applicable, based largely on our expectations and projections about future events and future trends affecting our business. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control, that could cause actual results to differ materially from those anticipated in the forward-looking statements.
Our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN
Purpose of the DRIP
The DRIP is designed generally to offer our existing stockholders a method of purchasing additional shares of our Class C common stock by reinvesting cash distributions. We will use the proceeds received from sales of the shares for general corporate purposes, including, but not limited to, investment in real estate, capital expenditures, tenant improvement costs and leasing costs related to our real estate properties, reserves required by financings of our real estate investments, and the repayment of debt. See Appendix A to this prospectus for the full text of the DRIP.
How to Enroll in the DRIP
You can participate in the DRIP if you currently own shares of our Class C common stock. Participation in the DRIP will commence with the next distribution payable after receipt of your election to participate. If you are already enrolled in the DRIP, no action is required.
You will remain a participant of the DRIP until you deliver to our administrator notification of your desire to terminate your participation (described more fully below under the heading “Terminating Your Participation in the DRIP”).
Record Owners. Record owners may join the DRIP by completing and signing an enrollment form and returning it to the administrator, or by following the enrollment procedures specified on the administrator’s website at www.computershare.com/investor. Enrollment forms may be obtained at any time by written request, by contacting the administrator at the address and telephone number below, or via the internet at the administrator’s website at www.computershare.com/investor.
Beneficial Owners. A beneficial owner may request that the number of shares the beneficial owner wishes to be enrolled in the DRIP be registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the DRIP. Alternatively, beneficial owners who wish to join the DRIP may instruct their broker, bank or other nominee to arrange participation in the DRIP on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository, and the securities depository will provide the administrator with the information necessary to allow the beneficial owner to participate in the DRIP.
To facilitate participation by beneficial owners, we have made arrangements with the administrator to reinvest distributions by record holders such as brokers, banks and other nominees, on behalf of beneficial owners.
Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the DRIP be re-registered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the DRIP.
Non-Stockholders. A non-stockholder must first become a record owner before becoming eligible to participate in the DRIP.
You should send all correspondence, participation and transaction requests to the DRIP administrator at:
Computershare Trust Company, N.A.
P.O. Box 43007
Providence, RI 02940-3007
Please mention Modiv Industrial, Inc. and this DRIP in all correspondence. In addition, you may call the administrator at 1-866-557-4239 or contact the administrator via the internet at www.computershare.com/investor.
Reinvestment of Your Distributions
If you choose to participate in the DRIP, we will apply all cash distributions on the shares registered in your name to purchase additional shares for you directly from us. Participants in the DRIP will have all of the cash distributions paid in connection with their shares reinvested in shares through the DRIP.
The distributions paid on shares acquired through the DRIP will continue to be reinvested unless you elect to have them paid in cash by terminating your participation in the DRIP.

Source and Purchase Price of the Shares
The per share purchase price for shares of Class C common stock under the DRIP depends on whether we issue new shares to DRIP participants or we or any third-party administrator obtains shares to be issued to DRIP participants by purchasing them in the open market. The purchase price for shares issued directly by us will be 95% (or such other discount as may then be in effect) of the Market Price of our Class C common stock. This discount is subject to change from time to time, in our sole discretion, but will be between 0% to 5% of the Market Price. We will advise DRIP participants through a press release of any change in the applicable discount at least 30 days prior to the effective date of the change. The purchase price for Class C common stock that we or any third-party administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid for such shares, excluding any processing fees. We are not required to provide any notice to DRIP participants as to the source of the Class C common stock to be issued under the DRIP.
Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the DRIP purchase price for new shares of Class C common stock issued directly by us, “Market Price” is equal to the average of the daily high and low sales prices, computed to four (4) decimal places on a daily basis, of our Class C common stock on the NYSE during the five (5) days on which the NYSE is open and for which trades in our Class C common stock are reported immediately preceding the date shares are issued pursuant to the DRIP, or, if no trading occurs in our Class C common stock on one or more of such days, for the five (5) days immediately preceding such DRIP issuance date for which trades are reported. In the event there is no trading in the Class C common stock, or if for any reason we or any third-party administrator have difficulty in determining the price of shares to be issued under the DRIP, then we, in consultation with any third-party administrator, will use such other public report or sources as we deem appropriate to determine the market price.
For purposes of the calculation of the DRIP purchase price for Class C common stock purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed up to six (6) decimal places, for all of the Class C common stock purchased with all DRIP participants’ reinvested distributions.
Administrator’s Control of Purchase Terms. When open market purchases are made by a third-party administrator, these purchases may be made on any securities exchange where our Class C common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the third-party administrator agrees. We do not, and DRIP participants will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the third-party administrator. However, when open market purchases are made by such administrator, the administrator will use its reasonable efforts to purchase the shares at the lowest possible price. We have appointed Computershare Trust Company, N.A. to serve as the administrator of the DRIP, although we may utilize a different third-party administrator at our discretion.
When Shares Will Be Purchased
Shares will be purchased for you under the DRIP promptly following the payment date with respect to such distributions on Class C shares to the extent shares are available for purchase under the DRIP. If sufficient shares are not available, any distribution funds that have not been invested in shares within 30 days after receipt and, in any event, by the end of the fiscal quarter in which they are received, will be distributed, along with any interest earned on such funds, to the respective DRIP participant. We intend to pay distributions monthly.
Cost of Participating in the Program
You will pay a $0.05 per share processing fee for each share of Class C common stock purchased through the DRIP. We will pay all other costs of administration of the DRIP. However, if you request that the administrator sell all or any portion of your shares, you will incur fees as described under “Selling Shares Acquired Under the DRIP” below.

Tracking Your Investment
You will receive a statement of your account following each purchase of additional shares. This detailed statement will provide you with the following information with respect to your DRIP account:
•	price paid per share of Class C common stock;
•	total number of shares of Class C common stock purchased, including fractional shares;
•	date of stock purchases; and
•	total number of shares of Class C common stock in your DRIP account.
You should retain these statements to determine the tax cost basis of the Class C common stock purchased for your account under the DRIP. In addition, you will receive copies of other communications sent to our stockholders, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and the U.S. Internal Revenue Service information for reporting distributions paid.
You can also view your account history and balance online by accessing the administrator’s website at www.computershare.com/investor.
Book-Entry Evidence for Shares Acquired Under the DRIP
All shares that you purchase through the DRIP are recorded in your name on our books. No stock certificates will be issued because we do not issue stock certificates. You can view your account history and balance online by accessing the administrator’s website at www.computershare.com/investor.
Selling Shares Acquired Under the DRIP
You may contact the administrator to sell all or any part of the Class C common stock held in your DRIP account. After receipt of your request, the administrator will sell the Class C common stock through a designated broker or dealer. You have options pursuant to which you may sell your Class C common stock, which are described below.
Batch Order. A batch order is an accumulation of all sale requests by any DRIP participant for shares submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the administrator will be processed and sold in the open market no later than five (5) business days after the date on which the order is received (except where deferral is required under applicable U.S. federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the administrator directly at 1-866-557-4239 or by writing to the administrator at Computershare, P.O. Box 43007, Providence, Rhode Island 02940-3007. All sale requests received in writing will be submitted as batch order sales. To maximize cost savings for batch order sale requests, the administrator will seek to sell Class C common stock in round lot transactions. For this purpose the administrator may combine each selling DRIP participant’s shares with those of other selling DRIP participants. In every case of a batch order sale, the price to each selling DRIP participant will be the weighted-average sale price obtained for each aggregate order placed by the administrator, less a service fee of $25.00 and a processing fee of $0.12 per share sold.
Market Order. A market order is a request to sell shares promptly at the then-current market price. You may request a market order sale only online at www.computershare.com/investor or by calling the administrator directly at 1-866-557-4239. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold. The administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares of Class C common stock being sold and the current trading volume in the Class C common stock, a market order may only be partially filled or not filled at all on the trading day on which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at

www.computershare.com/investor or call the administrator directly at 1-866-557-4239. If your market order sale was not filled and you still want the shares of Class C common stock held in your DRIP account to be sold, you will need to re-enter the sale request.
Day Limit Order. A day limit order is an order to sell your Class C common stock when and if it reaches a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares being sold and the current trading volume in the Class C common stock, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the administrator in its sole discretion or, if the order has not yet been filled, at your request made online at www.computershare.com/investor or by calling the administrator directly at 1-866-557-4239. There is a service fee of $25.00 and a processing fee of $0.12 per share sold for each day limit order sale.
Good-Til-Cancelled Limit Order. A Good-Til-Cancelled (GTC) limit order is an order to sell Class C common stock when and if the Class C common stock reaches a specific trading price at any time while the order remains open (generally up to thirty (30) days). Depending on the number of shares being sold and the current trading volume in the Class C common stock, sales may be executed in multiple transactions and over more than one day. If shares trade on more than one day, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the administrator in its sole discretion or, if the broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the administrator directly at 1-866-557-4239. There is a service fee of $25.00 and a processing fee of $0.12 per share sold for each GTC limit order sale.
All sale requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions the administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. The administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within twenty-four (24) hours after your sale transaction has settled.
If the administrator sells all the Class C common stock held in your DRIP account, the administrator will automatically terminate your account. In this case, you will have to complete and file a new enrollment form to rejoin the DRIP.
Terminating Your Participation in the DRIP
You may terminate your participation in the DRIP at any time by notifying the administrator in writing at its mailing address by utilizing the stub attached to your statement, by phone or via the DRIP administrator’s website at www.computershare.com/investor. We may amend or terminate the DRIP for any reason upon ten days’ notice to the participant. After suspension or termination of your participation in the DRIP, you will receive a check for the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the termination of your participation in the DRIP will be sent directly to you.
Tax Consequences of Your Participation in the DRIP
The following discussion summarizes the principal federal income tax consequences, under current law, of participation in our DRIP. It does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law (such as insurance companies, financial institutions, broker-dealers and non-U.S. persons). No Internal Revenue Service ruling has been issued or requested regarding our DRIP. The following discussion is for your general information only, and you must consult your own tax advisor to determine the particular tax consequences (including the effects of any changes in law) that may result from your participation in our DRIP and the disposition of any shares purchased pursuant to our DRIP.
Reinvested Distributions. Stockholders subject to federal income taxation who elect to participate in our DRIP will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash, but rather to have their distributions reinvested pursuant to our DRIP. Specifically, DRIP participants will be treated as if they received the distribution and then applied such distribution to purchase shares in our DRIP. To the extent that a stockholder purchases shares through our DRIP at a discount to fair market value, the stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of such discount. A participant will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend or as a “qualified dividend.” In such case, such designated portion of the distribution will be taxed as a capital gain. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your Class C common stock, and any distribution in excess of such basis will be taxable as a gain realized from the sale of your Class C common stock. Any income with respect to the DRIP will be included in a participant’s net investment income for purposes of the 3.8% Medicare tax.
Withholding. In the case of participating stockholders whose distributions are subject to withholding of federal income tax, distributions will be reinvested less the amount of tax required to be withheld.
Tax-Exempt Stockholders. Tax-exempt stockholders, including individual retirement accounts, Keogh Plans, 401(k) plans and charitable remainder trusts, generally will not have to pay any taxes on distributions, including distributions reinvested under the DRIP. However, if a tax-exempt stockholder borrows to acquire shares, or if we become a pension-held REIT, distributions can be taxable.
Amendment, Suspension or Termination of the DRIP
We reserve the right to amend any aspect of the DRIP, suspend the DRIP or terminate the DRIP at our sole discretion and without the consent of stockholders, upon 10 days’ notice to plan participants. We may provide notice by including such information (a) in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or (b) in a separate email to the participants. We also reserve the right to suspend or terminate a participant’s individual participation in the DRIP.
After suspension or termination of the DRIP or termination of your participation in the DRIP, you will receive a check for the amount of any distributions in your account that have not been invested in shares. Any future distributions with respect to your shares made after the effective date of the suspension or termination of the DRIP will be sent directly to you.
Voting Rights of Shares Acquired Under the DRIP
Shares in your DRIP account will be voted as you direct. As a stockholder, you will receive proxy information in connection with any annual or special meeting of stockholders. This proxy will apply to all shares registered in your name, including all shares credited to your DRIP account. You may also vote your shares, including those credited to your DRIP account, in person at any annual or special meeting of stockholders.
Our Liability Under the DRIP
Neither our company nor any third-party administrator of the DRIP has any responsibility or liability for any act done in good faith or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon a participant’s death prior to receipt of notice in writing of such death and as to the value of the shares or any change in the value of the shares acquired for each participant’s account. In addition, we will generally indemnify and hold harmless a director or an officer against any and all losses or liabilities reasonably incurred by such party in connection with or by reason of any act or omission performed or omitted to be performed on our behalf in such capacity.
The general effect to stockholders of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.
The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy and unenforceable. Notwithstanding the foregoing, liability under the U.S. federal securities laws cannot be waived. Similarly, we have been advised that in the opinion of certain state securities commissioners, indemnification is also contrary to public policy and therefore unenforceable.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT EARN A PROFIT, AND MAY INCUR A LOSS, ON THE SHARES YOU ACQUIRE UNDER THE DRIP.
Governing Law
The DRIP and the DRIP’s participants’ election to participate in the DRIP will be governed by the laws of the State of Maryland.
Contact for Documents Regarding the DRIP
All requests for forms regarding the DRIP and all correspondence and transaction requests to the Administrator at:
Computershare Trust Company, N.A.
P.O. Box 43007
Providence, RI 02940-3007
1-866-557-4239
www.computershare.com/investor

USE OF PROCEEDS
We will receive proceeds from the sale of new shares of Class C common stock that we issue to DRIP participants. We will not receive proceeds from the sale of Class C common stock that the administrator purchases in the open market or in privately negotiated transactions.
The proceeds raised pursuant to the DRIP will be used for general corporate purposes, including, but not limited to, investment in real estate, capital expenditures, tenant improvement costs and leasing costs related to our real estate properties, reserves required by financings of our real estate investments, and the repayment of debt. We cannot predict with any certainty how much DRIP proceeds will be used for any of the above purposes, and we have no basis for estimating the number of shares that will be sold.
We will pay actual expenses incurred in connection with the registration and offering of the DRIP shares, including but not limited to legal fees, printing expenses, mailing costs, SEC registration fees, transfer agent fees and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $55,910 (or less than 0.1% of the maximum DRIP proceeds).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax consequences of an investment in our securities. For purposes of this section, references to “Modiv,” “we,” “our” and “us” mean only Modiv Industrial, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate Modiv and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general informational purposes only and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in any securities offered by this prospectus and it does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:
•	financial institutions;
•	insurance companies;
•	real estate investment trusts;
•	regulated investment companies;
•	dealers in securities;
•	traders in securities that elect to use a mark-to market method of accounting for their securities holdings;
•	partnerships, other pass-through entities, trusts and estates;
•	persons who hold our stock on behalf of other persons as nominees;
•	persons who receive our stock through the exercise of employee stock options or otherwise as compensation;
•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;
•	Subchapter “S” corporations; and, except to the extent discussed below:
•	tax-exempt organizations; and
•	non-U.S. investors.
This summary assumes that investors will hold their shares as a capital asset, which generally means as property held for investment.
For the purposes of this summary, a U.S. person is a beneficial owner of our shares who for U.S. federal income tax purposes is:
•	a citizen or resident of the United States;
•
a corporation (including an entity treated as corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For the purposes of this summary, a U.S. stockholder is a beneficial owner of our shares who is a U.S. person. A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under

Section 401(a) or 501(a) of the Internal Revenue Code. For the purposes of this summary, a non-U.S. person is a beneficial owner of our shares who is a nonresident alien individual or a non-U.S. corporation for U.S. federal income tax purposes, and a non-U.S. stockholder is a beneficial owner of our shares who is a non-U.S. person. The term “corporation” includes any entity treated as a corporation for U.S. federal income tax purposes, and the term “partnership” includes any entity treated as a partnership for U.S. federal income tax purposes.
The federal income tax treatment of holders of our shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our shares will depend on the stockholder’s particular tax circumstances.
YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, INCOME AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR SHARES.
Taxation of Modiv Industrial, Inc.
We elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 2016.
In the opinion of Morris, Manning & Martin, LLP, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and Treasury regulations beginning with our taxable year ended December 31, 2016, and our ownership, organization and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code and Treasury regulations. Such opinion is based on various assumptions relating to our organization and proposed operation and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the past, present and future conduct of our business operations. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by us or Morris, Manning & Martin, LLP that we will so qualify for any particular year. The opinion was expressed as of the date issued and does not cover subsequent periods.
Morris, Manning & Martin, LLP has no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions with respect to our satisfaction of the REIT requirements. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, discussed below. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which we may not control. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay to our stockholders and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.
Any net operating losses and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Stockholders.”

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:
•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.
•
If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “Prohibited Transactions.”

•
If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•
If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

•
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described in “– Requirements for Qualification-General.”

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (“TRS”) (as described below) that do not reflect arm’s-length terms.
•
If we dispose of an asset acquired by us from a C corporation in a transaction in which we took the C corporation’s tax basis in the asset, we may be subject to tax at the highest regular corporate rate on the appreciation inherent in such asset as of the date of acquisition by us.

•
We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits (“REMICs”) or “taxable mortgage pools” to the extent our shares are held in record name by specified tax exempt organizations not subject to tax on unrelated business taxable income (“UBTI”) or non-U.S. sovereign investors.

•	The earnings of our subsidiaries, including our TRSs (as discussed below), are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.
In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification-General
The Internal Revenue Code defines a REIT as a corporation, trust or association which has seven main attributes:
(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	it would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
(4)	it is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
(5)	its beneficial ownership is held by 100 or more persons;
(6)
during the last half of each taxable year, not more than 50% in value of its outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(7)
it elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)	it meets other tests described below, including with respect to the nature of its income and assets.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT.
We believe that we have, and will continue to have as a result of the issuance of stock in prior offerings, sufficient diversity of ownership to satisfy conditions (5) and (6). In addition, our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying and continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The provisions of our charter restricting the ownership and transfer of our stock are described in “Certain Provisions of Maryland Law and of Our Charter and Bylaws-Restrictions on Ownership of Shares.”
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby satisfy this requirement.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described under Income Tests, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (See “Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Ownership of Partnership Interests. In addition to our Operating Partnership, we may invest in assets through joint ventures, partnerships and other co-ownership arrangements. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would be treated as partnerships for U.S. federal income tax purposes. The following is a summary of the U.S. federal income tax consequences of any investment by us in a property through a partnership or other non-corporate entity.

In general, for partnerships in which we invest, we are required to take into account our allocable share of income, gain, loss, deduction and credit for purposes of the various REIT gross income tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. We will be treated as owning our proportionate share of the assets in the partnership for purposes of certain REIT asset tests. Thus, our proportionate share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of the assets, liabilities and items of income of any subsidiary partnership (or other entity treated as a partnership for U.S. federal income tax purposes) in which our Operating Partnership holds an interest, will be treated as our assets, liabilities and items of income for purposes of applying the REIT income and asset tests. There is no guarantee that such allocable share of income and assets will be qualified for purposes of the REIT income and asset tests. Further, there can be no assurance that distributions from a partnership will be sufficient to pay the tax liabilities resulting from an investment in such partnership.
Disregarded Subsidiaries. If we own a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly owned-for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours, the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “Asset Tests” and “Income Tests.”
Taxable REIT Subsidiaries. We have jointly elected with two of our wholly owned subsidiaries to treat such subsidiaries as taxable REIT subsidiaries, or TRSs. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.
The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions. In addition, we will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under the Internal Revenue Code in order to more clearly reflect the income of the TRS.

Income Tests
In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property or an interest in real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is under secured, the income that it generates may nonetheless qualify for purposes of the 95% income test.
To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (which we refer to as a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.
We and our subsidiaries may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that generally complies with the various requirements applicable to our qualification as a REIT. However, to the extent that any of our mezzanine loans do not meet all safe harbor requirements set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.
Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.
We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under Taxation of REITs in General, even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Income derived from certain types of temporary stock and debt investments made with the proceeds of an offering, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following such offering. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital.
Asset Tests
At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and some kinds of mortgage-backed securities, mortgage loans and debt instruments (whether or not secured by real property) that are issued by a “publicly-offered REIT” (i.e., a REIT that is required to file annual periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.
Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 20% of the value of our total assets.
Fifth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly-offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly-offered REITs were not included in the definition of real estate assets).
We may make or invest in mezzanine loans. Certain of our mezzanine loans may qualify for the safe harbor contained in IRS Revenue Procedure 2003-65, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company, rather than in a direct mortgage on real property, will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test, and interest derived therefrom will be treated as qualified mortgage interest for purposes of the 75% gross income test, as described above. We may make or invest in some mezzanine loans that do not qualify for that safe harbor, and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset and income tests described above, although no assurance can be given that the IRS will not challenge our treatment of such loans.
We expect that any investments we may make in mortgage loans will generally be treated as qualifying real estate assets. However, for purposes of the asset tests, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not entirely clear how to determine what portion of such a loan will be treated as a real estate asset. The IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (2) the fair market value of the loan.
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).
Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure; (2) the failure is due to reasonable cause and not willful neglect; (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%); and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate; (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (3) any obligation to pay rents from real property; (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (5) any security (including debt securities) issued by another REIT; and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under Income Tests. In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests. If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:
(a)
The sum of (i) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends-paid deduction and (ii) 90% of the net income (after tax) if any from foreclosure property, minus

(b)	the sum of specified items of non-cash income.
In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular distribution payment after such declaration.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “Taxation of Stockholders – Taxation of Taxable U.S. Stockholders.”
If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year; (b) 95% of our REIT capital gain net income for such year; and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed plus (y) the amounts of income we retained and on which we have paid corporate income tax.
It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries and (b) our inclusion of items in income for federal income tax purposes.
In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Elective Cash/Stock Dividends
On August 11, 2017, the IRS issued Revenue Procedure 2017-45 authorizing elective cash/stock dividends to be made by publicly-offered REITs (i.e., REITs that are required to file annual and periodic reports with the SEC under the Exchange Act). Pursuant to Revenue Procedure 2017-45, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Internal Revenue Code (i.e., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in Revenue Procedure 2017-45 are satisfied.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in Income Tests and Asset Tests.
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. stockholders (as defined below) that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Excess Inclusion Income
If we directly or indirectly acquire a residual interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a REMIC), a portion of our income from such arrangements may be treated as “excess inclusion income.” We are required to allocate any excess inclusion income to our stockholders in proportion to their dividends. We would be subject to U.S. corporate tax to the extent of any excess inclusion income from the REMIC residual interest or taxable mortgage pool that is allocable to the percentage of our shares held in record name by “disqualified organizations,” which are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from tax on UBTI. Because this tax would be imposed on our company, however, unless we can recover the tax out of distributions to the disqualified organizations, all of our stockholders, including stockholders that are not disqualified organizations, would bear a portion of the tax cost.
Stockholders who are not disqualified organizations will have to treat our dividends as excess inclusion income to the extent of their allocable shares of our excess inclusion income. This income cannot be offset by net operating losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income is fully taxable as UBTI under Section 512 of the Internal Revenue Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty. If the stockholder is a REIT, a regulated investment company, or a RIC, common trust fund or other pass-through entity, the stockholder’s allocable share of our excess inclusion income could be considered excess inclusion income of such entity.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term prohibited transaction generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the 100% tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.
Sale-Leaseback Transactions
Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for U.S. federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease, but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the asset tests or the income tests as described above, based upon the asset we would be treated as holding or the income we would be treated as having earned, and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years, absent the availability of the deficiency dividend procedure, or might result in a larger portion of our distributions being treated as ordinary income to our shareholders.

Like-Kind Exchanges
We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests and (3) to hedge certain positions as described in Section 856I(5)(G)(iii) of the Internal Revenue Code, each of which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a tenant of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Internal Revenue Code.

From time to time, our TRS may provide services to our tenants. We intend to set the fees paid to our TRS for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.
Interest Expense Deductions
The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “Tax Act”), generally imposes certain limitations on the ability of taxpayers to deduct net business interest expenses for federal income tax purposes for tax years beginning on or after January 1, 2018. However, the Tax Act provides an election whereby certain taxpayers engaged in a real estate trade or business, generally including for this purpose a REIT, may elect for this limitation not to apply. Taxpayers that make this election generally are not eligible for certain depreciation methodologies. We made this election when we filed our 2018 tax return and therefore the above limitations on interest expense deductions generally would not apply to us.
In addition, the above described limitations on net business interest expense deductions generally would be determined at the entity-level. As a result, the ability of our TRSs to deduct business interest expense for tax years beginning on or after January 1, 2018, may be subject to limitations under the Tax Act even if we make such an election.
Net Operating Losses
The Tax Act also generally restricts the ability of taxpayers to utilize net operating losses to no more than 80% of their taxable income and precludes them from carrying-back net operating losses to prior tax years.
Tax Aspects of Our Operating Partnership
In General. We will own all or substantially all of our assets through our Operating Partnership, and our Operating Partnership in turn will own a substantial portion of its assets through interests in various partnerships and limited liability companies.
Except in the case of subsidiaries that have elected REIT or TRS status, we expect that our Operating Partnership and its partnership and limited liability company subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities that are not required to pay U.S. federal income taxes. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We will include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable operating agreement. As discussed above, for purposes of applying the REIT income and asset tests, we will include our pro rata share of the income generated by and the assets held by our Operating Partnership, including our Operating Partnership’s share of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes, based on our capital interests in such entities.
Our ownership interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If our Operating Partnership or one or more of its subsidiary partnerships or limited liability companies intended to be taxed as partnerships, were treated as an association, it would be taxable as a corporation and would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent us from satisfying these tests. This, in turn, could prevent us from qualifying as a REIT.
We believe that our Operating Partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of Our Operating Partnership” is based on such classification.

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly-traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly-traded partnership” under Section 7704 of the Internal Revenue Code if interests in the partnership are traded on an established securities market or interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.
A partnership will not be treated as a publicly-traded partnership if it qualifies for certain safe harbors, one of which applies to certain partnerships with fewer than 100 partners.
There is a risk that the right of a holder of Operating Partnership units to redeem the units for cash (or stock) could cause Operating Partnership units to be considered readily tradable on the substantial equivalent of a secondary market, and we may not be eligible for a safe harbor at all times. If our Operating Partnership is a publicly-traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted of and will consist of “qualifying income” under Section 7704 of the Internal Revenue Code. Qualifying income generally includes real property rents and other types of passive income.
Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members for U.S. federal income tax purposes. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the related Treasury Regulations. Generally, Section 704(b) of the Internal Revenue Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in our Operating Partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.
Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704I of the Internal Revenue Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time, so that, to the extent possible under the applicable method elected under Section 704I of the Internal Revenue Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.
Taxation of Stockholders
Taxation of Taxable U.S. Stockholders
Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain distributions will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our distributions are not eligible for taxation at the preferential income tax rates (i.e., the 20 % maximum federal rate) for qualified distributions received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on distributions designated by and received from REITs to the extent that the distributions are attributable to:
•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	distributions received by the REIT from TRSs or other taxable C corporations; or
•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
In addition, for taxable years that begin after December 31, 2017, and before January 1, 2026, U.S. stockholders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends or dividends eligible for the preferential rates applicable to qualified dividends as described above), subject to certain limitations. Under final regulations issued by the IRS, in order to qualify for this deduction with respect to a dividend on our shares, a stockholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain special holding period rules that may, among other consequences, reduce a stockholder’s holding period during any period in which the stockholder has diminished its risk of loss with respect to the shares). Stockholders are urged to consult their tax advisors as to their ability to claim this deduction.
Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Modiv Industrial, Inc. – Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20 % in the case of stockholders that are individuals, trusts and estates, and currently 21% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions do not exceed the adjusted basis of the stockholder’s shares with respect to which the distributions were made. Rather, the distributions will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any distribution that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the distribution before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Modiv Industrial, Inc. – Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of Our Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 20% if the stock is held for more than one year, and will be taxed as ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate, currently 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain. In addition, all or a portion of any loss realized upon a taxable disposition of shares of our stock may be disallowed if the taxpayer purchases other shares of the stock within 30 days before or after the disposition.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Repurchases. A repurchase of our shares will be treated under Section 302 of the Internal Revenue Code as a taxable dividend (to the extent of our current or accumulated earnings and profits), unless the repurchase satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the repurchase to be treated as a sale or exchange of our shares. The repurchase will satisfy such test if it (i) is “substantially disproportionate” with respect to the stockholder, (ii) results in a “complete termination” of the stockholder’s stock interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, shares considered to be owned by the stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code are satisfied with respect to any particular stockholder will depend upon the facts and circumstances existing at the time the determination is made, prospective stockholders are advised to consult their own tax advisors to determine such tax treatment. If a repurchase of our shares is treated as a distribution that is taxable as dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder’s adjusted tax basis in such repurchased shares would be transferred to the stockholder’s remaining stockholdings in us. If, however, the stockholder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.
Liquidating Distributions. Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a U.S. stockholder with respect to our shares will be treated first as a recovery of the stockholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our shares. In general, the U.S. federal income tax rules applicable to REITs likely will require us to complete our liquidation within 24 months following our adoption of a plan of liquidation. Compliance with this 24 month requirement could require us to distribute unsold assets to a “liquidating trust.” Each stockholder would be treated as receiving a liquidating distribution equal to the value of the liquidating trust interests received by the stockholder. The U.S. federal income tax treatment of ownership of an interest in any such liquidating trust would differ materially from the U.S. federal income tax treatment of an investment in our shares, including the potential incurrence of income treated as UBTI for tax-exempt stockholders.
Medicare tax on unearned income. Certain U.S. stockholders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our shares.
Taxation of Non-U.S. Stockholders
In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where a non-U.S. stockholder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, dividend income received in respect of our shares and gain from the sale of our shares generally will be “effectively connected income” (“ECI”) subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. stockholder were a U.S. stockholder, and such dividend income may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty) on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation. Additionally, non-U.S. stockholders that are nonresident alien individuals who are present in the U.S. for 183 days or more during the taxable year and have a “tax home” in the U.S. are subject to a 30% withholding tax on their capital gains. The remaining discussion below assumes the dividends and gain generated in respect of our shares is not effectively connected to a U.S. trade or business of the non-U.S. stockholder and that the non-U.S. stockholder is not present in the U.S. for more than 183 days during any taxable year.
FIRPTA
Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), gains from U.S. real property interests (“USRPIs”) are treated as ECI subject to U.S. federal income tax at graduated rates in the same manner as if the non-U.S. stockholder were a U.S. stockholder (and potentially branch profits tax to non-U.S. corporations), and will generate return filing obligations in the United States for such non-U.S. stockholders. USRPIs for purposes of FIRPTA generally include interests in real property located in the United States and loans that provide the lender with a participation in the profits, gains, appreciation (or similar arrangements) of real property located in the United States. Loans secured by real property located in the United States that do not provide the lender with a participation in profits, gains, appreciation (or similar arrangements) of the real property are generally not treated as USRPIs.
In addition, stock of a domestic corporation (including a REIT such as us) will be a USRPI if at least 50% of its real property assets and assets used in a trade or business are USRPIs at any time during a prescribed testing period. Notwithstanding the foregoing rule, our shares will not be a USRPI (i) if we are “domestically-controlled”, (ii) if our shares owned are of a class that is regularly traded on an established securities market and the selling non-U.S. stockholder owned, actually or constructively, 10% or less of our outstanding stock of that class at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition or the period of our existence), (iii) with respect to a selling non-U.S. stockholder that is a “qualified shareholder” (as described below) or (iv) with respect to a selling non-U.S. stockholder that is a “qualified foreign pension fund” (as described below). A domestically controlled REIT is a REIT in which, at all times during a specified testing period (generally the lesser of the five year period ending on the date of disposition of the REIT’s shares of stock or the period of the REIT’s existence), less than 50% in value of its outstanding shares of stock is held directly or indirectly by non-U.S. persons. Under recently finalized Treasury regulations, for purposes of the determination of whether a REIT is domestically controlled, the ownership by non-U.S. persons is determined by looking through various entities, including non-publicly traded partnerships, REITs, regulated investment companies, and domestic “C corporations” owned more than 50% directly or indirectly by foreign persons, and by treating “qualified foreign pension funds” as foreign persons for this purpose. We can provide no assurances that we will qualify or continue to qualify as “domestically controlled”. Our Class C common stock and Series A preferred stock is “regularly traded” on the NYSE. Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of these rules.
Ordinary Dividends
The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of USRPIs will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.
Non-Dividend Distributions
A non-U.S. stockholder should not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that stock. A non-U.S. stockholder generally will not be subject to U.S. federal income tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock unless our stock constitutes a USRPI. If our stock is a USRPI, distributions in excess of both our earnings and the non-U.S. stockholder’s basis in our stock will be treated as ECI subject to U.S. federal income tax. Regardless of whether the distribution exceeds basis, we will be required to withhold 15% of any distributions to non-U.S. stockholders in excess of our current year and accumulated earnings (i.e., including distributions that represent a return of the non-U.S. stockholder’s tax basis in our stock). The withheld amounts will be credited against any U.S. tax liability of the non-U.S. stockholder, and may be refundable to the extent such withheld amounts exceed the stockholder’s actual U.S. federal income tax liability. Even in the event our stock is not a USRPI, we may choose to withhold on the entire amount of any distribution at the same rate as we would withhold on a dividend because we may not be able to determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits, to the extent such withheld amounts exceed the stockholder’s actual U.S. federal income tax liability.
Capital Gain Distributions
Subject to an exception that may apply if our stock is regularly traded on an established securities market or if the selling non-U.S. stockholder is a “qualified shareholder” or a “qualified foreign pension fund,” each as described below, under a FIRPTA “look-through” rule, any of our distributions to non-U.S. stockholders of gain attributable to the sale of a USRPI will be treated as ECI and subject to 21% withholding. Amounts treated as ECI under the look-through rule may also be subject to the 30% branch profits tax (subject to possible reduction under a treaty), after the application of the income tax to such ECI, in the case of a non-U.S. stockholder that is a corporation. In addition, we will be required to withhold tax equal to 21% of the maximum amount that could have been designated as capital gains dividends. Capital gains dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax. This FIRPTA look-through rule also applies to distributions in repurchases of shares and liquidating distributions, to the extent they represent distributions of gain attributable to the sale of a USRPI.
A distribution that would otherwise have been treated as gain from the sale of a USRPI under the FIRPTA look-through rule will not be treated as ECI, and instead will be treated as otherwise described herein without regard to the FIRPTA look-through rule, if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date on which the distribution is received. Our Class C common stock and Series A preferred stock is “regularly traded” on the NYSE. Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of these rules.
Dispositions of Our Shares. A sale of our shares by a non-U.S. stockholder generally will not be subject to U.S. federal income tax unless our shares are a USRPI. If our shares are a USRPI, gain from the sale of our shares would be ECI to the non-U.S. stockholder. If our shares are not a USRPI, gain from the sale of our shares would not be subject to U.S. federal income tax.
To the extent our shares are held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” our shares will not be treated as a USRPI. Further, to the extent such treatment applies, any distribution to such stockholder will not be treated as gain recognized from the sale or exchange of a USRPI. For these purposes, a qualified shareholder is generally a non-U.S. stockholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the NYSE or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Internal Revenue Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply with respect to portion of the qualified shareholder’s shares (determined by applying the ratio of the value of the interests held by applicable investors in the qualified shareholder to the value of all interests in the qualified shareholder and applying certain constructive ownership rules). Such ratio applied to the amount realized by a qualified shareholder on the disposition of our shares or with respect to a distribution from us attributable to gain from the sale or exchange of a USRPI will be treated as amounts realized from the disposition of USRPIs. For these purposes, an “applicable investor” is person who holds an interest in the qualified shareholder and holds more than 10% of our shares applying certain constructive ownership rules.
FIRPTA will not apply to any USRPI held directly (or indirectly through one or more partnerships) by, or to any distribution received from a REIT by, a “qualified foreign pension fund” or any entity all of the interests of which are held by a qualified foreign pension fund. For these purposes, a “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (or their designees) of one or more employers for services rendered, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to relevant local tax authorities and (v) with respect to which, under its local laws, contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or taxation of its income is deferred or taxed at a reduced rate.
Repurchases and Liquidating Distributions. A repurchase of shares will be treated as a regular distribution or as a sale or exchange of the repurchased shares under the same rules of Section 302 of the Internal Revenue Code that apply to U.S. stockholders and which are discussed above under “Taxation of Taxable U.S. Stockholders.” Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a repurchase treated as a sale or exchange of our shares would be ECI to the non-U.S. stockholder and (ii) if our shares are not a USRPI, gain from a repurchase treated as a sale or exchange of our shares would not be subject to U.S. federal income tax.
Once we have adopted (or are deemed to have adopted) a plan of liquidation for U.S. federal income tax purposes, liquidating distributions received by a non-U.S. stockholder with respect to our shares will be treated first as a recovery of the stockholder’s basis in the shares (computed separately for each block of shares) and thereafter as gain from the disposition of our shares. Subject to the FIRPTA look-through rule, (i) if our shares are a USRPI, gain from a liquidating distribution with respect to our shares would be ECI to the non-U.S. stockholder and (ii) if our shares are not a USRPI, gain from a liquidating distribution with respect to our shares would not be subject to U.S. federal income tax.
The IRS takes the view that under the FIRPTA look-through rule, but subject to the exception described above that may apply to a holder of no more than 10% of our shares if our shares are regularly traded on an established securities market, distributions in repurchases of our shares and liquidating distributions to non-U.S. stockholders will be treated as ECI and subject to 21% withholding, and also potentially subject to branch profits tax in the case of corporate non-U.S. stockholders, to the extent that the distributions are attributable to gain from the sale of a USRPI, regardless of whether our stock is a USRPI and regardless of whether the distribution is otherwise treated as a sale or exchange.
Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (9), (17) and (20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of its distributions as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely held” test and (ii) either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning and disposing of our stock.
Backup Withholding and Information Reporting
We must report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any U.S. stockholder who fails to certify its non-foreign status.
We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of our stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our shares conducted through certain U.S.-related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
Prospective stockholders should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.
Tax Shelter Reporting
If a shareholder recognizes a loss with respect to the shares of (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a holder that is an individual, an S corporation, a trust, or a partnership with at least one noncorporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a holder that is either a corporation or a partnership with only corporate partners, the shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.
FATCA
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a U.S. federal withholding tax of 30% on certain U.S. source passive payments to “foreign financial institutions” and certain other non-U.S. entities. Under FATCA, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends to U.S. stockholders who own shares of our stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. FATCA imposes a 30% withholding tax on dividends on our shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either (1) enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (2) in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding the application of FATCA to an investment in our company.
THE FOREGOING DISCUSSION SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMPANY. YOU ARE STRONGLY ADVISED TO CONSULT WITH YOUR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMPANY.

PLAN OF DISTRIBUTION
We are offering a maximum of $100,000,000 of shares of Class C common stock to our current Class C stockholders through the DRIP. The per share purchase price for shares under the DRIP depends on whether we issue new shares to DRIP participants or we or any third-party administrator obtains shares to be issued to DRIP participants by purchasing them in the open market. The purchase price for shares issued directly by us will be 95% (or such other discount as may then be in effect) of the Market Price of our Class C common stock. This discount is subject to change from time to time, in our sole discretion, but will be between 0% to 5% of the Market Price. We will advise DRIP participants through a press release of any change in the applicable discount at least 30 days prior to the effective date of the change. The purchase price for Class C common stock that we or any third-party administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid for such shares, excluding any processing fees. We are not required to provide any notice to DRIP participants as to the source of the Class C common stock to be issued under the DRIP.
Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the DRIP purchase price for new shares of Class C common stock issued directly by us, “Market Price” is equal to the average of the daily high and low sales prices, computed to four (4) decimal places on a daily basis, of our Class C common stock on the NYSE during the five (5) days on which the NYSE is open and for which trades in our Class C common stock are reported immediately preceding the date shares are issued pursuant to the DRIP, or, if no trading occurs in our Class C common stock on one or more of such days, for the five (5) days immediately preceding such DRIP issuance date for which trades are reported. In the event there is no trading in the Class C common stock, or if for any reason we or any third-party administrator have difficulty in determining the price of shares to be issued under the DRIP, then we, in consultation with any third-party administrator, will use such other public report or sources as we deem appropriate to determine the market price.
For purposes of the calculation of the DRIP purchase price for Class C common stock purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed up to six (6) decimal places, for all of the Class C common stock purchased with all DRIP participants’ reinvested distributions.
Administrator’s Control of Purchase Terms. When open market purchases are made by a third-party administrator, these purchases may be made on any securities exchange where our Class C common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the third-party administrator agrees. We do not, and DRIP participants will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the third-party administrator. However, when open market purchases are made by such administrator, the administrator will use its reasonable efforts to purchase the shares at the lowest possible price. We have appointed Computershare Trust Company, N.A. to serve as the administrator of the DRIP, although we may utilize a different third-party administrator at our discretion. We have no basis for estimating the number of shares that will be sold.
The shares of our Class C common stock may be resold in market transactions on any national securities exchange on which our shares of Class C common stock trade or in privately negotiated transactions. Our Class C common stock currently is listed on the New York Stock Exchange. In connection with the administration of the DRIP, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of participants or other investors who may be engaged in the securities business.
Persons who acquire shares of our Class C common stock through the DRIP and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Class C common stock so purchased.

LEGAL MATTERS
Venable LLP, Baltimore, Maryland, has passed upon the legality of the Class C common stock offered hereby. Certain legal matters and certain federal income tax matters have been passed upon for us by Morris, Manning & Martin, LLP.
EXPERTS
The financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the DRIP is terminated comprise the incorporated documents:
(a)	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 4, 2025;
(b)	Our Current Report on Form 8-K filed with the SEC on February 4, 2025; and
(c)	The description of securities contained in Exhibit 4.2 to our Annual Report on Form 10-K referred to in (a) above.
It is specifically noted that any information that is deemed to be “furnished,” rather than “filed,” with the SEC is not incorporated by reference into this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person and at no cost, a copy of any document incorporated by reference into this prospectus (or incorporated into the documents that this prospectus incorporates by reference). Requests should be directed to Modiv Shareholder Relations at 2195 South Downing Street, Denver, Colorado, 80210, or contact our offices at (888) 686-6348.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are subject to the information requirements of the Exchange Act. Therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Stockholders will receive annual reports containing audited financial statements with a report thereon by our independent certified public accountants. This prospectus does not contain all information set forth in the Registration Statement on Form S-3 filed with the SEC, as amended, and the exhibits thereto which we have filed with the SEC under the Securities Act and to which reference is hereby made. We file information electronically with the SEC, and the SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. These filings with the SEC are available to the public free of charge over the Internet at our website at http://www.Modiv.com or through the SEC’s website at http://www.sec.gov.

Prospectus
Distribution Reinvestment Plan
Class C Common Stock
We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation.
This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.
March 4, 2025

APPENDIX A
MODIV INC.
SECOND AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
Modiv Inc., a Maryland real estate investment trust (the “Company”), has adopted a Second Amended and Restated Distribution Reinvestment Plan (the “DRP”) applicable to outstanding shares of its Class C common stock (the “Shares”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s Charter unless otherwise defined herein.
1. Number of Shares Issuable. The number of Shares authorized for issuance under the DRP is 50,000,000.
2. Participants. “Participants” are holders of the Company’s Shares who elect to participate in the DRP.
3. Distribution Reinvestment. The Company or its appointed third-party administrator will apply all of the dividends and other distributions (“Distributions”) declared and paid in respect of a Participant’s Shares to the purchase of additional Shares for such Participant. Participants will pay a $0.05 per share processing fee for each Share purchased through the DRP. The Company will pay all other costs of administration of the DRP.
4. Procedures for Participation. Qualifying stockholders may elect to become Participants by completing and executing the Subscription Agreement, an enrollment form or any other Company-approved authorization form as may be available from the Company or its appointed third-party administrator. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the DRP on the date that the Company makes a Distribution. Distributions will be paid as authorized and declared by the Company board of directors.
5. Purchase of Shares. Participants will acquire Shares at a price that depends on whether the Company issues new Shares to Participants or the Company or any third-party administrator obtains Shares to be issued to Participants by purchasing them in the open market. The purchase price for Shares issued directly by the Company will be 97% (or such other discount as may then be in effect) of the Market Price (as defined below) of the Shares. This discount is subject to change from time to time, in the Company’s sole discretion, but will be between 0% to 5% of the Market Price. The Company will advise Participants through a press release of any change in the applicable discount at least 30 days prior to the effective date of the change. The purchase price for Shares that the Company or any third-party administrator purchases from parties other than the Company, either in the open market or in privately negotiated transactions, will be 100% of the “average price per share” (as described below) actually paid for such Shares, excluding any processing fees. The Company is not required to provide any notice to Participants as to the source of the Shares to be issued under the DRP.
Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the DRP purchase price for new Shares issued directly by the Company, “Market Price” is equal to the average of the daily high and low sales prices, computed to four (4) decimal places on a daily basis, of the Shares on the New York Stock Exchange (“NYSE”) during the five (5) days on which the NYSE is open and for which trades in the Shares are reported immediately preceding the date Shares are issued pursuant to the DRP, or, if no trading occurs in the Shares on one or more of such days, for the five (5) days immediately preceding such DRP issuance date for which trades are reported. In the event there is no trading in the Shares, or if for any reason the Company or any third-party administrator have difficulty in determining the price of Shares to be issued under the DRP, then the Company, in consultation with any third-party administrator, will use such other public report or sources as the Company deems appropriate to determine the market price.
For purposes of the calculation of the DRP purchase price for Shares purchased from parties other than the Company, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed up to six (6) decimal places, for all of the Shares purchased with all Participants’ reinvested Distributions.
Administrator’s Control of Purchase Terms. When open market purchases are made by a third-party administrator, these purchases may be made on any securities exchange where the Shares are traded, in the
A-1

over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the third-party administrator agrees. The Company does not, and Participants will not, have any authorization or power to direct the time or price at which Shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the third-party administrator. However, when open market purchases are made by such administrator, the administrator will use its reasonable efforts to purchase the shares at the lowest possible price. The Company may select, in its sole discretion, any third party to serve as the administrator of the DRP.
Participants in the DRP may purchase fractional shares so that 100% of the Distributions will be used to acquire shares. However, a Participant will not be able to acquire shares under the DRP to the extent such purchase would cause it to exceed limits set forth in the Company’s Charter.
6. Taxation of Distributions. The reinvestment of Distributions in the DRP does not relieve Participants of any taxes that may be payable as a result of those Distributions and their reinvestment pursuant to the terms of this DRP.
7. Share Certificates. The shares issuable under the DRP shall be uncertificated until the Company’s board of directors determines otherwise.
8. Voting of DRP Shares. In connection with any matter requiring the vote of the Company’s stockholders, each Participant will be entitled to vote all shares acquired by the Participant through the DRP.
9. Termination by Participant. A Participant may terminate participation in the DRP at any time by notifying the Company’s third-party administrator. Any transfer of Shares by a Participant will terminate participation in the DRP with respect to the transferred Shares..
10. Amendment or Termination of DRP by the Company. The Company may amend or terminate the DRP for any reason upon ten days’ notice to the Participants. The Company may provide notice by including such information in a separate mailing to Participants.
11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act.
12. Governing Law. The DRP shall be governed by the laws of the State of Maryland.
A-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses to be paid by us while issuing and distributing the Class C common stock being registered. All amounts are estimates and assume the sale of $100,000,000 of shares of our Class C common stock, except the SEC’s registration fee.

SEC Registration Fee	$10,910(1)
Printing and Postage Expenses	5,000
Legal Fees and Expenses	30,000
Accounting Fees and Expenses	10,000
Total expenses	$55,910

(1)	All applicable registration fees were paid at the time of filing the initial Form S-3 (Registration No. 333-252321).
Item 15.	Indemnification of Directors and Officers
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (MGCL) requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•
any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
We have entered into indemnification agreements with our current directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.
Item 16.	Exhibits
The following exhibits are included, or incorporated by reference, in this Form S-3 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
4.1
Articles of Amendment and Restatement of Modiv Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 000-55776) filed with the Securities and Exchange Commission on July 8, 2021)

4.2
Articles of Amendment to the Articles of Amendment and Restatement of Modiv Inc. changing its name to Modiv Industrial, Inc. (incorporated by reference to Exhibit 3.4 to our Quarterly Report on Form 10-Q (File No. 001-40814) filed with the Securities and Exchange Commission on August 14, 2023)

4.2
Second Amended and Restated Bylaws of Modiv Inc., adopted on March 9, 2023 (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K (File No. 001-40814) filed with the Securities and Exchange Commission on March 13, 2023)

4.3
Articles Supplementary designating 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value per share (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-40814) filed with the Securities and Exchange Commission on September 17, 2021)

4.4*	Second Amended and Restated Distribution Reinvestment Plan (Class C Common Stock) (included as Appendix A to the prospectus)
5.1
Opinion of Venable LLP as to legality of securities (incorporated by reference to Exhibit 5.1 to our Registration Statement on Form S-3 (File No. 333-252321) filed with the Securities and Exchange Commission on January 22, 2021)

8.1*	Opinion of Morris, Manning & Martin, LLP
23.1*	Consent of Grant Thornton LLP
23.2	Consent of Venable LLP (included in Exhibit 5.1)
23.3*	Consent of Morris, Manning & Martin, LLP (included in Exhibit 8.1)
24.1
Power of Attorney for Aaron S. Halfacre, Raymond J. Pacini, Sandra G. Sciutto and Thomas H. Nolan, Jr. (incorporated by reference to Exhibit 24.1 to our Registration Statement on Form S-3 (File No. 333-252321) filed with the Securities and Exchange Commission on January 22, 2021)

24.2
Power of Attorney for Kimberly Smith (incorporated by reference to Exhibit 24.3 to our Registration Statement on Form S-3 (File No. 333-252321) filed with the Securities and Exchange Commission on February 15, 2022)

Exhibit No.	Description
24.3
Power of Attorney for Connie Tirondola (incorporated by reference to Exhibit 24.4 to our Registration Statement on Form S-3 (File No. 333-252321) filed with the Securities and Exchange Commission on February 15, 2022)

24.4*	Power of Attorney for Christopher R. Gingras

*	Filed herewith.
Item 17.	Undertakings
The undersigned registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) above and this clause (iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to the offering, other than registration statements relying on Rule 430B or other than a prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(f)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 4th day of March, 2025.

MODIV INDUSTRIAL, INC.

By:	/s/ AARON S. HALFACRE
Aaron S. Halfacre Chief Executive Officer, President and Director (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Aaron S. Halfacre	Chief Executive Officer, President and Director (Principal Executive Officer)	March 4, 2025
Aaron S. Halfacre

/s/ Raymond J. Pacini	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial Officer)	March 4, 2025
Raymond J. Pacini

/s/ Sandra G. Sciutto	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	March 4, 2025
Sandra G. Sciutto

*	Chairman of the Board and Director	March 4, 2025
Thomas H. Nolan, Jr.

*	Director	March 4, 2025
Christopher R. Gingras

*	Director	March 4, 2025
Kimberly Smith

*	Director	March 4, 2025
Connie Tirondola

* By:	/s/ Raymond J. Pacini
Raymond J. Pacini
Attorney-in-fact